WageWorks

October 3, 2018

Ismail Dawood
[redacted]

Dear Izzy:

WageWorks (the "Company") is pleased to offer you the position of Chief Financial Officer in the Executive department. In your new position, you will report directly to Edgar Montes, Chief Executive Officer. This position is located at the Company's San Mateo, CA office.

The terms of the offer are as follows:

1. You will receive an annual salary of approximately $400,000.12 ($15,384.62 paid bi-weekly), paid in accordance with the Company's normal payroll practices. Your position is exempt.

2. You will be eligible for an annual target incentive of 75% of your annual base salary upon achievement of performance objectives to be determined by the Company. Any incentive payable will be pro-rated based upon the number of months during the year that you are eligible to participate. Incentive eligibility and payout are subject to terms and conditions specified in a plan to be established by the Company.

3. WageWorks offers a complete benefits package, including health, dental and vision plans, long-term disability, life insurance, paid time off, and a 401(k) retirement savings plan with an employer match. We offer a base of up to fifteen (15) days of accrued Paid Time Off during the first year of your employment, and additional time off based on your length of employment thereafter. Please note that benefits are not guaranteed and are subject to change.

4. Following the date WageWorks next files a registration statement on Form S-8 with the U.S. Securities and Exchange Commission (SEC) (the "S-8 Filing"), you will be recommended for an award of 29,976 WageWorks Restricted Stock Units (the "RSUs"), subject to final approval by the Compensation Committee of the Company's Board of Directors (the "Committee"). The RSUs shall vest in annual installments on each of the four anniversaries of your hire date with WageWorks, subject to you remaining in service with the Company. The award, if approved, and the associated vesting schedule, will be governed by the rules of the WageWorks, Inc. 2010 Equity Incentive Plan and the form of RSU agreement, both of which will be provided to you separately upon final approval of the grant.

5. Following the S-8 Filing date, you will be recommended for an equity grant of 76,876 WageWorks Stock Options, subject to final approval by the Committee. The option shall vest as to 25% of the shares subject to the option on the first anniversary of your hire date with WageWorks and an additional 1/48th of the total shares subject to the option on each of the 36 succeeding monthly anniversaries of your hiring date, subject to your remaining in service with the Company. The award, if approved, and the associated vesting schedule, will be governed by the rules of the WageWorks, Inc. 2010 Equity Incentive Plan and the form of Option agreement, both of which will be provided to you separately upon final approval of the grant.

6. You will receive a cash signing bonus of $100,000 in a single lump sum payment that will be included in your first regularly scheduled paycheck upon commencement of employment with WageWorks ("Signing Bonus"). The Signing Bonus will be included in your gross income as wages and is subject to withholding of all applicable taxes and deductions. This Signing Bonus is made subject to the terms and conditions of the *Signing Bonus Acknowledgment and Agreement* enclosed with this letter.

7. You and the Company will enter into an indemnification agreement in substantially the form attached as Exhibit 10.4 to the Company's Form S-1 Registration Statement filed with the Securities and Exchange Commission on July 19, 2011 (the "Indemnification Agreement").

8. Based on your senior level position within the Company, you will be eligible to receive severance and change of control benefits upon certain qualifying terminations of your employment on the terms and conditions approved by the Committee. Additional details will be provided to you at a later date.

This offer is contingent upon you not being a party to any agreement or understanding containing a non-competition or other restriction that would prevent or interfere with you performing services for WageWorks hereunder. This offer is further contingent upon, among other things, acceptable results of a background check, the verification of your authorization to work in the United States and compliance with the United States Immigration Reform and Control Act.

As a Company employee, you will be expected to abide by WageWorks' rules and standards. Specifically, you will be required to sign an acknowledgment that you have read and that you understand WageWorks' rules of conduct which are included in the Company Handbook.

As a condition of your employment, you are also required to sign and comply with the WageWorks, Inc. Confidential Information and Invention Assignment Agreement (the "Confidentiality Agreement").

Your employment with WageWorks is "at will." This means that, as an employee, you have the right to terminate your employment at any time, for any reason, with or without notice. Similarly, WageWorks may terminate your employment at any time, with or without cause or prior notice. Our at-will policy cannot be altered except by a written agreement to that effect signed by both the Company's CEO and you.

This, along with the Confidentiality Agreement, the Indemnification Agreement, and all other plans and agreements referenced herein, set forth the terms of your employment with WageWorks and supersede any prior representations or agreements including, but not limited to, any representations made during your recruitment, interviews or pre-employment negotiations, whether written or oral, and including the prior employment offer letter dated October 1, 2018. This offer is valid until October 10, 2018. We must receive your written acceptance of this offer no later than 5:00pm Pacific Time that day.

Please accept this offer by signing below and returning this letter via email to May O'Neal, SVP, Chief People Officer, at May.ONeal@wageworks.com.

Sincerely,

May O'Neal

May O'Neal
Chief People Officer
On behalf of WageWorks, Inc.

Oct 10, 2018

Ismail Dawood — Date

Oct 15, 2018
Start Date

SIGNING BONUS ACKNOWLEDGEMENT AND AGREEMENT

I have read and understand the WageWorks, Inc. offer letter. I further understand that I have not earned the SignOn Bonus until I have completed twelve months (12) of employment. Thus, in the event that my employment is terminated for "cause" or if I voluntarily terminate employment prior to the completion of this service period, I agree to return to WageWorks, Inc. the full gross amount of the Sign-On Bonus paid to me.

If my employment with WageWorks, Inc. terminates prior to completion of the requisite service period, I will execute an authorization at the time of termination of my employment authorizing WageWorks, Inc. to withhold from my final paycheck the returned Sign-On Bonus due to WageWorks, Inc. as described above. In the event the allowance amount I owe WageWorks, Inc. is greater than the amount of my final paycheck, I agree to pay the balance in full to WageWorks, Inc. within thirty (30) days of my termination date.

Note that this acknowledgement and agreement does not constitute an employment contract. Your employment with WageWorks, Inc. is "at will." This means that, as an employee, you have the right to terminate your employment at any time, for any reason, with or without notice. Similarly, WageWorks, Inc. may terminate your employment at any time, with or without cause or prior notice. Our at-will policy cannot be altered except by a written agreement to that effect signed by both the Company's CEO and you.

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Employee Signature

ISMAIL DAWOOD
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Employee Name